Exhibit 2.2

                      IN THE UNITED STATES BANKRUPTCY COURT

                      FOR THE MIDDLE DISTRICT OF LOUISIANA

IN RE:                                ss.            CIVIL ACTION NO. 94-2763-B2
CAJUN ELECTRIC POWER                  ss.
COOPERATIVE, INC.,                    ss.           BANKRUPTCY CASE NO. 94-11474
                                      ss.
            DEBTOR.                   ss.                             CHAPTER 11
                                      ss.
Federal Tax Id. No. 72-0655799        ss.









           SUPPLEMENTAL DISCLOSURE STATEMENT IN SUPPORT OF THE SECOND AMENDED AND RESTATED JOINT PLAN OF REORGANIZATION FOR CAJUN
         ELECTRIC POWER COOPERATIVE, INC. SUBMITTED BY THE COMMITTEE OF
         CERTAIN MEMBERS WASHINGTON - ST. TAMMANY ELECTRIC COOPERATIVE,
                  INC. AND SOUTHWESTERN ELECTRIC POWER COMPANY
                               DATED APRIL 19,1999

                                TABLE OF CONTENTS

   SUMMARY OF MATERIAL CHANGES TO
   SECOND AMENDED JOINT PLAN OF REORGANIZATION ................................1

   SUMMARY OF AMENDMENTS
   TO POWER SUPPLY AGREEMENT ..................................................2

I.  INTRODUCTION AND OVERVIEW .................................................3

  A. Introduction .............................................................3

   B. Overview of Plan.........................................................4
      1.  Summary of transactions to occur pursuant to Plan....................4
      2.  Summary of events since November 1996................................4
      3.  Summary of classification, treatment, and likely
          distributions under the Plan.........................................5
          a. Unclassified Claims...............................................5
          b. Classified Claims.................................................5

II. SUMMARY OF THE PLAN

  A. Identification of Proponents and Purchaser ...............................7

  B. Description of Proposed Asset Purchase Agreement..........................7

  C. Liquidation of Cajun .....................................................7

  D. Summary of Plan...........................................................8
     1.  Member Rates and the Proposed Power Sales Agreements..................8
     2.  Executory Contracts and Unexpired Leases..............................8
         Supply Contracts......................................................8
     3.  Discharge of Cajun....................................................9
     4.  Conditions to Confirmation and Effectiveness of the Plan..............9
     5.  Reimbursement of Costs and Fees.......................................9

  E. Means for Implementation of the Plan.....................................10
      1. Sale of Acquired Assets to SWECO.....................................10
      2. Disbursement Accounts................................................10
      3. Other Causes of Action...............................................11

III. CONFIRMATION AND TECHNICAL
      ISSUES RELATIVE TO THE PLAN.............................................11

  A. Classification Issues under Section 1122.................................11

  B. Confirmation Issues under Sections 1123 and 1129.........................12

  C. Risk Factors ............................................................13
       Conditions Precedent ..................................................13
          a. Regulatory Issues Applicable to SWECO............................14
          b. Public Utility Holding Company Act ..............................14
       4. Confirmation Objections.............................................15
       5. Other lssues........................................................15

IV. POST CONFIRMATION DATE OFFICERS AND DIRECTORS.............................15

       Trustee's Plan.........................................................16

VI. CONCLUSION................................................................16

                         SUMMARY OF MATERIAL CHANGES TO
                   SECOND AMENDED JOINT PLAN OF REORGANIZATION

      In general, the structure and treatment under the Second Amended and Restated Joint Plan of Reorganization (the "Plan") for most of the creditors and members contained in these amendments remains the same from the March 18, 1998 Plan (as amended). The major changes are as follows.

             (1) The treatment for unsecured claims under the Plan remains the same, pro rata distribution from the Class 6 Fund without dilution by the RUS's approximate $3 billion unsecured claim. No trade claims will be purchased or paid by either SWEPCO or the RUS outside the Plan (this is not a plan change).

             (2) Members will have the option to enter into the Power Supply Agreement attached as Exhibit 2 or the March 18, 1998
                  Louisiana Generating Consensual Power Supply Agreement (excluding Exhibits F and G) with SWECO to supersede and replace the existing Supply Contract. If a Member does not provide written notice to SWEPCO on or before May 14, 1999 that it agrees to accept either of the foregoing power supply agreements, such Member's existing Supply Contract shall be rejected on the Effective Date. In the event of a rejection, upon request, SWECO shall provide power to such Member for a transition period not to exceed 60 months on terms and conditions acceptable to SWECO, and subject to its approval by the LPSC.

             (3) To the extent that any of Cajun's assets are not owned by Cajun directly but are owned by a joint venture in which Cajun is a joint venturer, SWECO will be buying Cajun's joint venture interest in such joint venture.

             (4) WST which was previously part of the Committee of Certain Members is now a Plan Proponent.

                              SUMMARY OF AMENDMENTS
                            TO POWER SUPPLY AGREEMENT

The following is a summary of modifications to the Power Supply Agreement:

      (1)   A new levelized and fixed demand rate option was added.

      (2) The demand rates were "rolled back" so that the same first-year rate is available through year 2000.

      (3) The fixed fuel factors were corrected so as to properly reflect a reduction of 1/4 mill.

      (4) The extended outage provision provides an offset to the Members for power purchase costs during an outage down to SWECO's debt service and provides that economic power purchased during the outage will reduce the Member's fuel costs.

                       1. INTRODUCTION AND OVERVIEW

A.    Introduction

      Pursuant to 11 U.S.C. ss. 1125, SWEPCO, the Committee of Certain Members ("CCM") and Washington - St. Tammany Electric Cooperative, Inc. ("WST") provide this Supplemental Disclosure Statement to disclose adequate information to the creditors of Cajun Electric Power Cooperative, Inc. ("Cajun"). A copy of the SWEPCO/CCM/WST Plan dated April 19,1999 accompanies this Supplemental Disclosure Statement. This Supplemental Disclosure Statement has been drafted in the spirit of 11 U.S.C. ss. 1125(a)(1), which defines "adequate information" within the context of the debtor's particular circumstances and typical creditors. In this case, the creditors are sophisticated, have access to vast amounts of information, and already possess a virtually complete understanding of Cajun and its business. This Supplemental Disclosure Statement contains information that is pertinent to the Plan, while not attempting to reproduce all the general information  relevant  to  Cajun  and  its  business  contained  in  the  Master
Disclosure Statement submitted by the Trustee (the "Master Disclosure Statement") or the Supplemental Disclosure Statement filed in November 1996 by SWEPCO and the then Members Committee, and sent to you at that time. The Proponents reserve the right under the Plan to ask that the Plan be confirmed by the Court pursuant to 11 U.S.C. ss. 1129(b), notwithstanding the failure of all impaired classes to vote in favor of the Plan.

      All terms defined in Article I of the Plan shall have the same meanings when used herein. The reader is advised to review such definitions prior to reviewing this Supplemental Disclosure Statement. THE EFFECTIVE PURCHASE PRICE (BASED UPON CURRENT TREASURY YIELDS) UNDER THE SWEPCO/CCM/WST PLAN IS APPROXIMATELY $1.02 BILLION.

THIS SUPPLEMENTAL DISCLOSURE STATEMENT, THE PREVIOUS SUPPLEMENTAL DISCLOSURE STATEMENT, THE TRUSTEE'S DISCLOSURE STATEMENT AND THE PLAN ARE AN INTEGRAL PACKAGE AND ALL MUST BE CONSIDERED IN ORDER FOR THE CREDITOR TO BE ADEQUATELY INFORMED.

NO REPRESENTATIONS CONCERNING THE DEBTOR, ITS FUTURE BUSINESS OPERATIONS, THE VALUE OF PROPERTY OR THE VALUE OF ANY PROMISSORY NOTES OR OTHER SECURITY OR PROPERTY TO BE ISSUED OR EXCHANGED UNDER THE PLAN ARE AUTHORIZED OTHER THAN AS SET FORTH IN THIS SUPPLEMENTAL DISCLOSURE, OR THE MASTER DISCLOSURE STATEMENT. ANY REPRESENTATIONS OR INDUCEMENTS MADE TO INDUCE ANY ACTION BY YOU WHICH ARE OTHER THAN AS CONTAINED IN THIS SUPPLEMENTAL DISCLOSURE STATEMENT, OTHER APPROVED SUPPLEMENTAL DISCLOSURE STATEMENTS, AND THE MASTER DISCLOSURE STATEMENT SHOULD NOT BE RELIED UPON BY YOU IN ARRIVING AT YOUR DECISION, AND SUCH ADDITIONAL REPRESENTATIONS AND INDUCEMENTS SHOULD BE REPORTED TO COUNSEL FOR THE PROPONENTS WHO IN TURN SHALL DELIVER SUCH INFORMATION TO THE BANKRUPTCY COURT FOR SUCH ACTION AS MAY BE DEEMED APPROPRIATE.

NOT ALL OF THE INFORMATION CONTAINED HEREIN HAS BEEN SUBJECT TO A CERTIFIED AUDIT. THE PROPONENTS DO NOT WARRANT OR REPRESENT THAT SUCH INFORMATION IS WITHOUT INACCURACY, ALTHOUGH REASONABLE EFFORT HAS BEEN MADE TO BE ACCURATE.

B.    Overview of Plan

      1. Summary of transactions to occur pursuant to Plan.

            The Plan provides for the acquisition of Cajun's non-nuclear assets by a subsidiary or affiliate of SWEPCO. The consideration paid under the Plan (subject to adjustments as provided in the Asset Purchase Agreement and the Plan) is $1.02 billion (at current treasury yields). The Plan incorporates an already Court-approved settlement of a variety of pending litigation involving the lien claims of the Rural Utilities Service ("RUS"). In addition, the Plan incorporates the River Bend Settlement negotiated among the Proponents and Entergy Gulf States, Inc. ("GSU"). The Plan achieves the goal of offering competitive wholesale rates to the Members, maximizing value to the Cajun estate, and satisfying the concerns of the LPSC.

      2. Summary of events since November 1996.

            In November 1996 there were three plans competing for the purchase of Cajun's non-nuclear assets. One of those bidders, Enron Capital & Trading Resources has withdrawn. On December 6, 1996, creditors and members voted overwhelmingly in numbers to support the SWEPCO plan of reorganization, dated November 18, 1996. At that time, the RUS, which holds claims in excess of $4 billion, voted against the SWEPCO plan. Creditors and members voted overwhelmingly in numbers against the Trustee's November 1996 plan of reorganization. Based upon a settlement the Trustee initially reached with the RUS in November 1996, the RUS voted to support the Trustee's Plan. The hearings to consider confirmation of the competing plans and related litigation started in December 1996 and continued until May, 1998. During that time, the competing plans have been amended several times and settlements have been reached by and among some of the parties.

      In February 1999, the Bankruptcy Court denied confirmation of the Trustee's Plan and granted relief to SWEPCO and the CCM in Adversary Pro. 96-1052. The Court also denied confirmation of the SWEPCO/CCM Plan based upon specifically identified grounds. At the same time, the Court approved settlements reached between (i) the Trustee and the RUS and (ii) SWEPCO/CCM and the RUS, on issues relating to the liens and security interests the RUS asserts against substantially all of Cajun's property. The RUS has agreed to accept its treatment under the Plan. By Order of the Court, the Plan proponents are to serve out their amended plans on April 16, 1999 and file those amended plans on April 19, 1999.

      3. Summary of classification, treatment, and likely distributions under the Plan.
      Generally, the structure classification and treatment contained in this Plan has not changed from the November 1996 Plan. The classification and treatment of claims is noted below.

            a.    Unclassified Claims.

                  Allowed Administrative Expense Claims will be paid in full in cash on the Effective Date. Allowed Priority Tax Claims will be paid in full in cash on the Effective Date or through deferred cash payments over six years after the date of assessment. No change from the previous plan.

            b.     Classified Claims.

                  The following summarizes the classification of the Claims and Interests under the Plan. For a detailed description of each Class, see Section II-Description of the Plan.

            Class 1:    All Other Priority Claims
            Class 2:    Allowed Secured Claim of RUS
            Class 3:    Allowed Secured Claim of CoBank
            Class 4:    Allowed Secured Claim of Hibernia Bank
            Class 5:    Allowed Other Secured Claims
            Class 6(a): Allowed Convenience Claims
            Class 6(b): Allowed Unsecured Claims
            Class 7:    Member Interests

The following table summarizes the treatment of Allowed Claims against and Allowed Interests in the Debtor and corresponding distributions as the Proponents are best able to estimate at this time. Reference is made to the more detailed descriptions in the Plan and in Section II hereof. Each class is treated as a separate and distinct class for all purposes under the Plan, including for voting purposes.

                                          Impair-
 Class   Description of Class              ment    Treatment
-------------------------------------------------------------------------------
   1     All Other Priority Claims          No     Paid in full on Effective
                                                   Date
-------------------------------------------------------------------------------
   2     Allowed Secured Claim of RUS       Yes    All liquidation proceeds
                                                   less cash sufficient to pay
                                                   all administrative and
                                                   priority claims and pay
                                                   unsecured claims to the
                                                   extent provided for in the
                                                   RUS Settlement.
-------------------------------------------------------------------------------
   3     Allowed Secured Claim of CoBank    Yes    SWECO will enter into a new
                                                   agreement with CoBank
                                                   intended to avoid a
                                                   disqualifying even under the
                                                   Tax Benefit Transfer
                                                   Agreements, and to allow
                                                   SWECO to acquire the Debtor's
                                                   ownership in Big Cajun, Unit
                                                   3 and the Debtor's ownership
                                                   of equity in CoBank. CoBank
                                                   shall release its liens on
                                                   all assets other than the
                                                   equity in CoBank.
-------------------------------------------------------------------------------
   4     Allowed Secured Claim of           Yes    Payment in accordance with
         Hibernia Bank                             payment schedule on
                                                   outstanding  bonds;  or  from
                                                   cash   upon  sale  of  assets
                                                   securing such claim.
-------------------------------------------------------------------------------
   5     Allowed Other Secured Claims       Yes    Payment in cash upon sale
                                                   of assets, or transfer of
                                                   property securing such claim
                                                   in full satisfaction of
                                                   claim.
-------------------------------------------------------------------------------
                                        6

-------------------------------------------------------------------------------
6        (a) Allowed Convenience Claims      Yes    Share pro rata in Class 6
                                                    Fund which consists of
                                                    $20.24 million
         (b) Allowed Unsecured Claims               plus  the  net  proceeds  of
                                                    avoidance  actions,  without
                                                    dilution by RUS's  unsecured
                                                    claim.
-------------------------------------------------------------------------------
7        Member Interests                    Yes    No distribution.
-------------------------------------------------------------------------------

            The amounts of Claims in the various classes and the number of holders of such claims cannot be exactly determined. In addition, the actual Distributions under the Plan may vary from the recoveries noted below for a variety of reasons. The Trustee and SWEPCO estimates of unsecured claims, including the potential rejection damages claims of the entities which supply coal and coal transportation services to Cajun (the "Fuel Chain") are based upon testimony during the hearings on the Trustee's settlements with the Fuel Chain that took place in 1997. The Trustee's estimate at the time was $648 million for Class 6 and SWEPCO's estimate at that time was $122 million for Class 6. Based upon these estimates, the distribution for Class 6 could range from 3% to 16.5% for Class 6 Claims, assuming no realization of net proceeds from avoidance actions. These numbers have not been updated; however, the Fuel Chain claims should be lower under both sets of estimates due to the passage of time. The Fuel Chain claims have not been allowed at this time. The Proponents cannot estimate with complete accuracy the amount of claims that ultimately will be allowed distribution to Class 6 creditors.

                             II. SUMMARY OF THE PLAN

A.    Identification of Proponents and Purchaser.

      SWEPCO, CCM and WST are the proponents of the Plan. The CCM consists of 6 distribution cooperatives who are members of Cajun. Claiborne Electric Cooperative ("Claiborne") also supports the Plan. Together, the CCM, Claiborne and WST constitute approximately 70% of the total Cajun member load. In addition, CLECO, as successor to Teche Electric, supports the Plan. The prospective purchaser SWECO is an affiliate of SWEPCO.

B.    Description of Proposed Asset Purchase Agreement.

      Under the Plan, SWECO will purchase certain non-nuclear assets referred to as the Acquired Assets at the Purchase Price of $940.5 million (with adjustments) which, at current treasury yields, is $1.02 billion. A true and correct copy of the Asset Purchase Agreement is attached as Exhibit "1" to the Plan.

C.     Liquidation of Cajun

      The Plan contemplates that any assets remaining in Cajun after the consummation of the Asset Purchase Agreement and the River Bend Settlement will be (i) liquidated by the Trustee with the proceeds of such liquidation distributed in accordance with the Plan; or (ii) conveyed by the Trustee to the lienholder of such assets.

D.    Summary of Plan

      The treatment of the Allowed Secured Claim of RUS has already been approved by the Court. That settlement is incorporated into the Plan. The RUS will receive all proceeds from the liquidation of Cajun's assets after deduction of the funds necessary to (i) pay other secured claims in accordance with the Plan; (ii) pay all Administrative and Priority Claims in full; and (iii) the Class 6 Fund which consists of $20.24 million and the net proceeds from avoidance actions. The holders of Allowed Unsecured Claims, other than the RUS, will receive a Pro Rata share of the proceeds of the Class 6 Fund. Neither SWEPCO nor the RUS will be purchasing or paying the claims of any trade creditors outside the Plan, per the Court's ruling on February 11, 1999. Thus, the pro rata distribution from the Class 6 Fund is the only distribution Class 6 creditors will receive. CoBank and Hibernia, the holders of the Class 3 and Class 4 secured claims, respectively, have already agreed to their treatment and the Plan incorporates that treatment as well.

      1.    Member Rates and the Proposed Power Sales Agreements

            SWECO has reached an agreement on the terms of a new Power Supply Agreement with the CCM, Claiborne and WST which is attached as Exhibit 2 to the Plan. The contract reflects a long term commitment for competitive rates over a 25-year period.

      2.    Executory Contracts and Unexpired Leases

            Supply  Contracts.   With respect to Members  existing  power supply
agreements, Members have the following options:

       (a) Members who shall have agreed in writing by May 14, 1999, shall execute new power supply agreements with SWECO substantially in the form of Exhibit 2 or, alternatively, substantially in the form of Louisiana Generating's consensual power supply agreement (excluding Exhibits F and G to such agreement) filed March 18, 1998 which agreement will supersede and replace such Member's Supply Contract;

       (b) In the event a Member has not, on or before May 14, 1999, provided SWEPCO with a written notice that it agrees to execute either power supply agreement referenced in (a) above, then the Member's existing Supply Contract will be rejected on the Effective Date;

       (c) If a Member's Supply Contract is rejected per paragraph (b) above, SWECO will provide power to the Member during a transition period not to exceed sixty (60) months until the Member negotiates a power supply agreement with another supplier. The power will be provided on terms and conditions acceptable to SWECO and subject to appropriate regulatory approval.

      3.    Discharge of Cajun.

            The Plan provides for the liquidation of substantially all of the assets of Cajun. Consequently, Cajun will not receive a discharge of its debts. However, all transfers of assets contemplated under the Plan are made free and clear of all liens, claims and encumbrances unless otherwise specified in the Plan. Distributions will be made from the proceeds of such transfers pursuant to the terms of the Plan in full and complete satisfaction of such liens, claims and encumbrances except as otherwise expressly specified in the Plan.

      4. Conditions to Confirmation and Effectiveness of the Plan.

            The sale transaction is contingent upon several conditions to closing set forth in the Asset Purchase Agreement including, but not limited to, obtaining the necessary regulatory approvals necessary to consummate the transaction. The Asset Purchase Agreement contains covenants on the part of the Trustee to cooperate in due diligence and to perform other acts required to consummate the transaction contemplated under the agreement. The Trustee asserts that he has not negotiated the Asset Purchase Agreement and is not bound thereby, notwithstanding confirmation of the Plan, and that this is a "risk" to be taken into account. The Proponents vigorously contest the ability of a Trustee to renegotiate the terms of a confirmed plan of reorganization or agreements made part of a confirmed plan, and believe the Trustee shall be bound by the Plan and the Asset Purchase Agreement. Finally, SWEPCO anticipates that 80% of the Purchase Price under the Asset Purchase Agreement will be financed with funds from outside sources.

       5. Reimbursement of Costs and Fees.

       (i) Pursuant to prior agreements that have been previously disclosed, the CCM and WST received an aggregate of $1 million from SWEPCO for reimbursement of legal fees and related expenses.

       (ii) SWEPCO has agreed to reimburse the CCM and WST the reasonable legal fees and expenses of Altheimer & Gray and Dann, Pecar and expert expenses incurred in support of the Plan since January 1, 1997.

       (iii)SWEPCO has also agreed in the event the Plan is confirmed, to reimburse any remaining, unreimbursed reasonable legal fees and expenses to the CCM and WST.

       (iv) The aggregate amount of reimbursement in (i), (ii) and (iii) shall not exceed $8 million.

      (v) SWEPCO has agreed that in the event of confirmation of the Joint Plan, it will reimburse Claiborne's reasonable legal fees and expenses in the same percentage of reimbursement as received by the Members of the CCM, up to a maximum amount of $1.5 million.

      (vi) To the extent required by law, all such reimbursements shall be subject to Bankruptcy Court approval as to reasonableness.

      (vii) There shall be no obligation on SWEPCO to reimburse the CCM, WST or Claiborne for fees and expenses incurred after either (a) the confirmation of any other plan of reorganization, or (b) denial of confirmation of the Plan.

      (viii)To the extent that the CCM, WST or Claiborne receive legal or expert expense reimbursement under another confirmed plan, the CCM, WST and Claiborne agree to refund to SWEPCO any such reimbursement up to the total of any sums received from SWEPCO. In the event another plan is confirmed, the CCM, WST and Claiborne agree to use their best efforts to obtain such legal and expert reimbursement under such other plan.

      (ix) These are the only agreements as to reimbursement of fees and expenses as of the date hereof, by and among SWEPCO, WST and the CCM. In the event any other agreements are reached by SWEPCO and any member, such agreements will promptly be disclosed to the Bankruptcy Court.

E.    Means for Implementation of the Plan

      1. Sale of Acquired Assets to SWECO.

            The Acquired Assets (or the Non-Nuclear Assets) will be transferred to SWECO for the cash consideration of $ 1.02 billion (at current interest rates) (the "Purchase Price") pursuant to an agreement substantially in the form of that Asset Purchase Agreement attached as Exhibit "1" to the Plan. This sale will have the effect of extinguishing all liens, claims and encumbrances affecting the Acquired Assets except for as provided in section 5.4 (CoBank) and
5.5 (Hibernia Bank) of the Plan. The Trustee shall be deemed to have entered into such Asset Purchase Agreement as of the date of the Confirmation Order.

      2.    Disbursement Accounts.

            The Disbursement Accounts shall be funded with the Purchase Price, and all other proceeds (if any) from the liquidation, sale or collection of assets of the Debtor. The Trustee will make distributions from the Disbursement Fund in accordance with the terms of the Plan, and, unless otherwise provided in the Plan, all Plan distributions shall be made from the Disbursement Fund. The segregated Excess Funds shall not be transferred to the Disbursement Fund, and shall only be disbursed as provided in an order resolving the competing claims to such funds.

      3.    Other Causes of Action.

            Pursuant to 11 U.S.C. ss. 1142(b) and Bankr. R. 7070, the Court confirmin the Plan may direct the Trustee or any other party to execute or deliver any and all documents or instruments or to perform any other act necessary to implement or consummate this Plan.

            In consideration for agreements made by each of the parties set forth herein in connection with the terms and conditions of the Plan, the Trustee shall, on the Effective Date, release and discharge all direct or derivative rights, claims and causes of action which constitute property of the Estate, including but not limited to claims under Bankruptcy Code Sections 506, 510, 542, 543, 544, 545, 546, 547, 548, 549, 550, 551 and 553, and any state laws corresponding thereto, arising prior to the Effective Date, against (i) SWEPCO, SWECO, Central and South West Corporation, and their respective current and former Representatives, and, (ii) if the RUS Settlement is approved by Final Order or as part of Confirmation Order, the RUS and its respective current and former representatives (collectively, the "Released Parties"). Notwithstanding the foregoing, the Proponents do not believe that the estate has any valid claims or causes of action against the Released Parties and none have been asserted.

            As to claims against persons other than the Released Parties, to the extent that such claims exist, they are left in the bankruptcy estate for the Trustee to pursue. The Trustee is the representative of the estate and is required to evaluate claims and causes of actions which are economically worthy of liquidation for distributions to claimants. Reference is made to the Trustee's Master Disclosure Statement for information regarding the Trustee's analysis of the existence of such claims.

                         III. CONFIRMATION AND TECHNICAL
                           ISSUES RELATIVE TO THE PLAN

A.    Classification Issues under Section 1122.

      In accordance with 11 U.S.C. ss. 1122, the Plan classifies Claims and Interests into eight (8) separate classes according to such creditors' and interest holders' rights and priorities with respect to assets of Cajun. Section 1122 requires that each class contain claims which are "substantially similar" to the other claims or interests of such class. The Court has ruled that most of all the Members asserted pre-petition unsecured claims were subordinated by the terms of the By Laws of the Debtor or constituted equity interests.

B. Confirmation Issues under Sections 1123 and 1129.

      The Bankruptcy Code defines acceptance of a plan by a class of creditors as acceptance by holders of two-thirds in dollar amount and a majority in number of the claims of that class which actually cast ballots for acceptance or rejection of the plan. In other words, acceptance takes place only if two-thirds in amount and majority in number of the creditors in a given class who vote cast their ballots in favor of acceptance.

      At the Confirmation Hearing, the Bankruptcy Court shall determine whether the confirmation requirements of section 1129 of the Bankruptcy Code have been satisfied, in which event the Bankruptcy Court shall enter an order confirming the Plan. These applicable requirements are enumerated and explained in the Trustee's Disclosure Statement.

      At the Confirmation Hearing, the Bankruptcy Court must, among other things, determine whether Claimants or Interest holders would receive at least as much under the Plan as they would receive in a liquidation under chapter 7. The Trustee has submitted his Liquidation Analysis which is attached to the Master Disclosure Statement as an exhibit.

      Certain provisions of the Bankruptcy Code permit confirmation of a plan even if one or more Classes do not accept. These provisions set forth in
Bankruptcy Code ss. 1129(b), impose certain requirements and if these requirements are satisfied, the Plan may be confirmed even though one or more Classes vote to reject the Plan. The Court may still confirm the Plan if, as to each impaired Class which has not accepted the Plan, the Plan "does not discriminate unfairly" and is "fair and equitable."

      If an impaired Class of Secured Claims rejects or is deemed to reject the Plan, the Plan may still be confirmed if the Plan provides that (a) each holder of a claim in the Class retains the liens securing such claim to the extent of the amount of its Allowed claim and receives on account of such claim deferred cash payments totaling at least the amount of its Allowed Claim with a present value, as of the Effective Date of the Plan, of at least the value of such holder's interest in Debtor's interest in the property; (b) if the property subject to the liens of such holder is sold free and clear of those liens, such liens are to be attached to the proceeds of such sale and such liens will be treated in accordance with (a)or (c) hereof, or (c) the holder of the impaired Allowed Secured Claim realizes the "indubitable equivalent" of its claim under the Plan.

      Likewise, if an impaired Class of Unsecured Claims rejects or is deemed to reject the Plan, the Plan may still be confirmed as long as the Plan provides
(a) for each holder of a Claim included in the rejecting Class to receive or retain on account of that Claim property that has a value, as of the Effective Date of the Plan, equal to the allowed amount of such Claim, or (b) that the holder of any Claim or interest that is junior to the Claims of such Class will not receive or retain on account of such junior Claim or interest any property at all.

      The Plan provides for claims to receive treatment consistent with Section 1129(b) of the Bankruptcy Code. If any class of claims does not accept the Plan, the Proponents may either ask the Court to rule that the Plan may be confirmed notwithstanding any vote of such class or may modify the Plan as necessary to confirm the Plan under the provisions of 1129(b).

C. Risk Factors.

      Certain risk factors are inherent in any plan of reorganization. The Plan should be evaluated in much the same manner as a purchase of a security would be evaluated. The advice and assistance of competent professionals should be sought. The Proponents have attempted to discern foreseeable risks peculiar to this reorganization and this Plan as discussed below.

      Payments to Cajun's creditors will be made in cash from the proceeds of the sale of Cajun's non-nuclear assets to SWECO and from other cash proceeds, if any. Therefore, payments to creditors are not dependent upon any future financial performance by any entity.

      1.    SWECO Operations.

      The feasibility of continued operations in SWECO which, in turn, will affect performance under the new power supply contracts, is subject to business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Proponents.

      2.    Conditions Precedent.

      The Asset Purchase Agreement and the Plan contain certain conditions precedent to confirmation and consummation of the Plan. There are no guaranties that such conditions will occur. The Proponents are working to ensure that conditions precedent in the Plan and in the Asset Purchase Agreement are met and believe that such conditions can be met in a timely fashion.

      3. Regulations.

      a.    Regulatory Issues Applicable to SWECO.

      As the owner of interstate transmission facilities to be acquired from Cajun, SWECO will be subject to regulation as a public utility under the Federal Power Act, 16 U.S.C. ss. 824 (1994) (FPA). Under the FPA, SWECO must file with the Federal Energy Regulatory Commission ("FERC") the Supply Contracts with the Members for review by the FERC for conformance with the rate making standards of the FPA. Under the FPA, the rates for wholesale sales of electricity in interstate commerce must be based on the costs incurred to provide service unless the filing utility is permitted to charge rates negotiated in the marketplace. SWECO expects to receive permission from the FERC to charge the rates under the proposed Supply Contracts described above on the basis that such rates have been set in a marketplace in which SWECO exercised no market power by reason of its control of generating or interstate transmission facilities.

      In order to obtain FERC permission to charge such "market-based" rates for wholesale electric sales, SWECO must demonstrate to the FERC that neither SWECO nor its affiliates, the operating electric utility subsidiaries of Central and South West Corporation, exercise such market power. To reach this conclusion, the FERC must first find that open access transmission service tariffs filed by the CSW Operating Companies provide open comparable access to the transmission facilities the CSW Operating Companies own or otherwise control. Under FERC's Order No. 888, the CSW Operating Companies have filed a tariff for transmission service that will provide such comparable open access. Accordingly, SWECO expects to be able to make the necessary showing in support of a request for "market-based" rate treatment for sales made under the proposed supply contracts.

      As a public utility, SWECO must also file a tariff offering open access transmission service on the transmission facilities SWECO controls or seek a waiver from the obligation to file such a tariff. SWECO anticipates seeking waiver based on the nature of the transmission facilities it would control under the Plan, if consummated.

      b.    Public Utility Holding Company Act

      CSW, the parent of SWEPCO, is a public utility holding company registered under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"). The 1935 Act requires, with certain exceptions, prior approval by the Securities and Exchange Commission (the "SEC") for the direct or indirect acquisition of any securities or utility assets or any other interest in any business by a registered holding company or its subsidiaries. Additionally, with certain exceptions, the 1935 Act prohibits the issuance of securities of a registered holding company or its subsidiaries, without, in each case, prior SEC approval. Although a registered holding company or its subsidiaries may acquire the securities, or an interest in the business, of an exempt wholesale generator (an "EWG") without prior SEC approval, the issuance of securities by a registered holding company for purposes of financing the acquisition of an EWG, or the guarantee of securities of an EWG by a registered holding company, requires prior SEC approval. At present, SWECO does not plan to seek certification by the FERC as an EWG due to existing limitation on the aggregate investment of CSW in EWGs and foreign utility components. However, SWECO may nonetheless seek EWG status to avoid certain requirements of the 1935 Act.

      It is a condition to SWEPCO's obligations under the Asset Purchase Agreement that all required regulatory approvals shall have been received on or prior to the Effective Date specified in the Plan. Required regulatory approvals are set forth in the Asset Purchase Agreement.

      4.    Confirmation Objections.

      The Fuel Chain or other creditors may object to the Plan, possibly delaying confirmation and implementation of the Plan. However, the Proponents believe that the Plan satisfies all of the requirements for confirmation, and that the Plan may be confirmed over any objection.

      5.    Other Issues.

      In addition to utility regulation, SWEPCO had received a civil information request from the Justice Department in 1996 in connection with SWEPCO's proposed acquisition of the assets of the Debtor. SWEPCO responded to the Department's request for information when received. There has been no additional activity. SWEPCO does not believe this request for information will affect its ability to confirm this Plan. However, the Proponents submit this information in the interest of full disclosure.

            IV.   POST CONFIRMATION DATE OFFICERS AND DIRECTORS

      SWECO and SWEPCO assert that Code Section 1129(a)(5) does not apply to them under this Plan. SWECO is not the debtor, an affiliate of the debtor participating in a joint venture of the debtor or a successor to the debtor. However, solely for the purpose of disclosure, although not required by the Bankruptcy Code, the list of proposed officers and directors (and their current affiliations with either SWEPCO or Central and South West Corporation), and their current compensation by those companies is as follows:

      (a)   Mike Madison - President of SWECO and a director

      (b) Mike Smith - Vice  President and Secretary of SWECO and a director.

      (c) Tom Shockley - director.

      Mike Madison is currently the President of SWEPCO. His salary is $180,000 and his bonus is $75,000.

      Mike Smith is former President of SWEPCO and is currently Vice President Business Opportunities at Central and South West Corporation. His salary is $205,000 and his bonus is $ 100,000.

      Tom Shockley is currently the President and Chief Operating Officer at Central and South West Corporation. His salary is $520,000 and his bonus is $430,000. The resumes of Mr. Madison, Mr. Smith and Mr. Shockley previously filed are incorporated herein. It is not currently contemplated that SWECO will pay or otherwise be obligated for any of these amounts.

      There is no  reorganized  debtor  under the SWEPCO  Plan,  therefore  Code
Section 1129(a)(5)(B) is not applicable. Nonetheless SWECO discloses that no insiders of the debtor will be employed or retained by the reorganized debtor (as no such entity will exist under the SWEPCO Plan). SWECO is not aware of any insider of the debtor that will be employed by or retained by SWECO if the Plan is confirmed.

                        V. COMPARISON TO THE OTHER PLANS

      Trustee's Plan.

      The "cramdown" condition of the Trustee's prior plan has been rejected by the Bankruptcy Court. Thus, if the Trustee's April 1999 Plan incorporates the same non-consensual features and includes a "Reorganized Cajun," it should be summarily denied. If the Trustee files a different plan, its contents are unknown and cannot be compared at this time.

                                 VI. CONCLUSION

      The Proponents urge you to vote in favor of the Plan.

      Respectfully submitted this 19th day of April, 1999.

                                          COMMITTEE OF CERTAIN MEMBERS OF
                                          CAJUN ELECTRIC POWER COOPERATIVE, INC.

                                          By: /s/ John M. Sharp
                                          John M. Sharp, One of its Counsel
Melanie Rovner Cohen
Benjamin D. Schwartz
Altheimer & Gray
10 South Wacker Drive, Suite 4000
Chicago, Illinois 60606-7482
312-715-4000

John M. Sharp (Bar No. 19149)
A Professional Law Corporation
14481 Old Hammond Highway, Suite 2
Baton Rouge, LA 70816
504-273-8510
                                          SOUTHWESTERN ELECTRIC POWER
                                          COMPANY, INC.

                                          By:  /s/ Bobby S. Gilliam
                                          Bobby S. Gilliam, One of its Counsel
Bobby S. Gilliam (Bar No. 6227)
Wilkinson, Carmody & Gilliam
1700 Beck Building
Shreveport, La 71166
318-221-4196

Henry J. Kaim
Edward L. Ripley
Patricia B. Tomasco
Sheinfeld Maley & Kay, P.C.
100 1 Fannin, Suite 3700
Houston, TX 77002
713-658-8881                              WASHINGTON-ST. TAMMANY ELECTRIC
                                          COOPERATIVE, INC.

                                          By:  /s/ Charles M. Hughes, Jr.
                                          Charles M. Hughes, Jr., One of its
                                           Counsel
Charles M. Hughes, Jr.
Talley, Anthony, Hughes & Knight
4565 LaSalle Street
Suite 300 Acadian Bank Building
Mandeville, Louisiana 70448
504-624-5010